Exhibit 99.1

Aradigm Announces Private Placement for $4.75 Million

Proceeds Will Further Development of Inhaled Liposomal Ciprofloxacin for the Treatment

of Severe Respiratory Diseases

Hayward, Calif. — (Business Wire)—July 6, 2011 – Aradigm Corporation (OTCBB:ARDM) (the “Company”) today announced that it has entered into a definitive agreement for the sale of common stock to three existing shareholders, including accounts managed by First Eagle Investment Management LLC and Tavistock Life Sciences, in a private placement for aggregate gross proceeds of $4.75 million. The closing of the private placement is subject to the satisfaction of customary closing conditions.

Under the terms of the agreement, Aradigm has agreed to sell an aggregate of 25,000,000 shares of common stock at a price of $0.19 per share. After deducting for fees and expenses, the net proceeds from the sale of the shares of common stock are anticipated to be approximately $4.4 million. Aradigm will be required, among other things, to file a resale registration statement within 30 days following the closing that covers the resale by the purchasers of the shares.

Igor Gonda, President and Chief Executive Officer of Aradigm stated, “We are very pleased for the support demonstrated by our shareholders in this private placement. These proceeds, together with the proceeds from our recent royalty financing transaction, will enable us to further our product development and formation of partnerships for commercialization.”

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE AMEX: LTS), acted as the sole placement agent for this offering.

Important Information

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security. The shares of common stock are being sold pursuant to an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

About liposomal ciprofloxacin

Ciprofloxacin is a widely prescribed antibiotic to treat infections of the lung frequently experienced by cystic fibrosis (CF) and non-cystic fibrosis bronchiectasis (BE) patients. Respiratory infections, complicated by Pseudomonas aeruginosa in particular, are associated with greater severity of respiratory diseases. Ciprofloxacin is often preferred by prescribing physicians because of its activity against this microorganism, as well as its broad-spectrum anti-bacterial action. The available oral and intravenous formulations of the drug are used to treat episodes of acute exacerbations of lung infections in CF patients. The Company’s once-a-day novel inhaled formulations of ciprofloxacin are encapsulated in liposomes, allowing for a sustained release of the drug within the lung and improving airway tolerability. The formulations are to be used for chronic maintenance therapy as they are expected to achieve higher antibiotic concentration at the site of infection and relatively low systemic antibiotic concentrations to minimize side-effects. ARD-3100 (CFI, Lipoquin™) is a liposomal formulation of ciprofloxacin. ARD-3150 is a dual release formulation (DRCFI, Pulmaquin™) that is a mixture of ARD-3100 with unencapsulated ciprofloxacin.

The Company recently announced positive top line data from its Phase 2b study (Once-Daily Respiratory Bronchiectasis Inhalation Treatment - ORBIT-1) with Aradigm’s ciprofloxacin for inhalation (Lipoquin) in patients with BE. The ORBIT-1 study was a 28 day, double-blind, placebo-controlled trial conducted under a U.S. IND in 95 randomized BE patients with once daily ARD-3100 (Lipoquin) that resulted in excellent reductions of Pseudomonas aeruginosa levels in the sputum of the patients. The Phase 2b study ORBIT-2 was a 168 day, double-blind, placebo-controlled trial in 42 randomized BE patients with once daily ARD-3150 (Pulmaquin) that also resulted in excellent reductions of Pseudomonas aeruginosa levels in the sputum, as well as a significant increase in the time to first pulmonary exacerbation in the active group vs. placebo. The Company previously reported positive results in Phase 2a studies of 22 CF patients and 36 BE patients who received ARD-3100 (Lipoquin) once-a-day for 2 (CF) or 4 (BE) weeks, respectively. In addition, the Company is developing these formulations as a potential medication for the prevention and treatment of bioterrorism infections, such as inhaled anthrax and tularemia. Aradigm has been granted orphan drug designation for liposomal ciprofloxacin for cystic fibrosis in the U.S. and the E.U., and for liposomal ciprofloxacin and for inhaled ciprofloxacin for BE in the U.S.

About Aradigm

Aradigm is an emerging specialty pharmaceutical company focused on the development and commercialization of a portfolio of drugs delivered by inhalation for the treatment of severe respiratory diseases by pulmonologists. The Company has product candidates addressing the treatment of cystic fibrosis, bronchiectasis, inhaled bioterrorism infections and smoking cessation.

More information about Aradigm can be found at www.aradigm.com.

Forward-Looking Statements

Except for the historical information contained herein, this news release contains forward-looking statements, including, but not limited to, statements regarding the closing of the private placement, the anticipated net proceeds from the private placement and the use of such proceeds.These forward-looking statements involve risk and uncertainties, including the risk that the conditions to the closing of the private placement might not be satisfied, as well as the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on March 25, 2011, and the Company’s Quarterly Reports on Form 10-Q.

Aradigm and the Aradigm Logo are registered trademarks of Aradigm Corporation.

SOURCE: Aradigm Corporation

Contact: Nancy Pecota, Chief Financial Officer, 510-265-8800